Exhibit p.4

The Renaissance Group LLC

DBA

Renaissance

Investment Management

CODE OF ETHICS

July 1, 2013

TABLE OF CONTENTS

I.	GENERAL PRINCIPLES	4
A.	Definitions	4
B.	Responsibility	4
C.	Duty to Clients	7
D.	Prohibited Acts	8
E.	Use of Disclaimers	8
F.	Suitability	8
G.	Duty to Supervise	8
H.	Conflicts of Interest	8
I.	Outside Employment	9
J.	Diversion of Firm Business or Investment Opportunity	9
K.	Serving on the Board of Directors of a Public/Private Company or Charitable Organization	10
L.	Rumors	10
II.	PERSONAL SECURITIES TRANSACTIONS	10
A.	Purpose	10
B.	Responsibility	10
C.	Reporting	10
D.	Beneficial Interest	11
E.	Pre-Clearance of Trades and Prohibited Transactions	12
III.	INSIDER TRADING	15
A.	Supervisory Responsibility	15
B.	Section 204A of the Adviser Act	16
C.	Definitions	16
D.	Renaissance’s Policy on Insider Trading	17
E.	Affiliated Managers Group Insider Trading Policy	17
F.	Prevention of Insider Trading	17
G.	Detection of Insider Trading	18
H.	Sanctions	18
I.	Acknowledgement	18

TABLE OF CONTENTS - CONTINUED

IV.	GIFTS, ENTERTAINMENT AND OTHER SENSITIVE PAYMENTS	18
A.	Gifts	18
B.	Entertainment	19
C.	Sensitive Payments	20
V.	FELONIES, MISDEMEANORS AND SANCTIONS BY REGULATORY ORGANIZATIONS	20
VI.	CODE OF ETHICS HOTLINE / WHISTLEBLOWER PROCEDURES	21
VII.	CONFIDENTIALITY	22
VIII.	RECORDKEEPING	23
IX.	EDUCATION	23
X.	ACKNOWLEDGMENT	23
XI.	QUESTIONS – CONCERNS	23
APPENDIX I	24

Message from the Managing Partners:

At The Renaissance Group LLC DBA Renaissance Investment Management (hereafter “Renaissance” or the “Firm”), we strive to exhibit the utmost professionalism in representing the interests of our clients. The ethical culture of Renaissance is of critical importance to us, as is evidenced by the policies and procedures of the Firm, including this Code of Ethics. Please review this Code, and strive to adhere to both its letter and spirit.

I.	GENERAL PRINCIPLES

This Code of Ethics (the "Code") meets the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company Act of 1940, as amended. In general, these rules impose an obligation on registered investment companies and their investment advisers and principal underwriters to adopt a written Code of Ethics covering the personal securities trading activities of certain of their officers and employees. This Code also sets forth other policies and procedures designed to aid Renaissance in complying with other federal securities laws.

A.	Definitions

The following terms are used throughout the text of this document:

1.	"Account" means a brokerage or other account that holds or could potentially hold a Reportable Security in which the Associate has a direct or indirect Beneficial Interest.

2.	“Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

3.	“Affiliate” means an entity that is controlled by, controls or is under common control with Renaissance.

4.
“Affiliated Funds” are investment companies required to be registered under the Investment Company Act of 1940 that are managed by Renaissance or an Affiliate. Affiliated Managers Group provides the updated list of Affiliated Funds promptly after the list is amended.

5.
“Associate” refers to all Renaissance employees. All Associates are Access Persons for purposes of Rule 204A-1. The Chief Compliance Officer has the discretion to deem an Associate a non-access person based on the circumstances of their employment.

For pre-clearance, trading and securities reporting purposes members of the Associate’s Immediate Family (defined as “his or her spouse, domestic partner, fiancée, domestic partner, minor children, and other dependent relatives or persons”) living in the same household are considered Access Persons.

6.	“Automatic Investment Plan” refers to a specific dollar amount being invested in Reported Securities on a predetermined, periodic, ongoing basis by an Associate.

7.
“Beneficial Interest/Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a) (2) under the Securities Exchange Act of 1934, as amended, in determining whether a person is a beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. As a general matter, "Beneficial Interest" will be attributed to an Associate in all instances where the Associate:

(i)	possesses the ability to purchase or sell the securities (discretion or the ability to direct the disposition of the securities);

(ii)	possesses voting power (including the power to vote or to direct the voting) over such securities; or,

   (iii)    receives any benefits substantially equivalent to those of ownership.

An Associate is presumed to be a Beneficial Owner of securities that are held by his/her immediate family members sharing the Associate’s household.

8.
“Buy List” is the list of recommended securities for each of Renaissance’s investment strategies that are not incubated, including actively managed securities currently or previously recommended by Renaissance and alternate securities recommended by Renaissance. Unsupervised Securities and non-Buy List securities held in Frozen Accounts are not considered to be actively managed by Renaissance. Any previously recommended securities held in a client’s managed account due to client direction are excluded from the definition of Buy List securities.

9.	“CCO” means Renaissance’s Chief Compliance Officer. The CCO has the right to delegate his/her responsibilities to other Associates at Renaissance, but retains responsibility to supervise.

10.
“Closed-end fund” An investment company whose shares, once issued and sold by the issuing investment company to the public in a one-time initial public offering, are bought and sold either on stock exchanges or over the counter. The value of the shares is set by the transactions on the secondary market and may be higher or lower than the value of the portfolio securities that make up the closed-end investment company.

11.	“Code” or “Code of Ethics” refers to the current code of ethics that is in force at Renaissance.

12.	“Control" shall have the same meanings as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, a summary of which is:

‘‘Control’’ means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this title.

13.      "Firm" and “Renaissance” mean’s The Renaissance Group LLC, doing business as Renaissance Investment Management.

14.
“Frozen Account” means a client account in which the account holder has instructed Renaissance to cease trading securities within an account due to death, pending liquidation or transfer of the securities in the account, etc.

15.	“Gift” means a gift, as broadly defined, received or given by Renaissance or an Associate in relation to Renaissance’s business.

16.	“Incubated Strategy” is a Renaissance investment strategy which only contains Associate or beneficially owned accounts.

17.
“Initial Public Offering” is the first sale of an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”) to the public, by a private company subject to the registration requirements of Section 5 of the Securities Act.

18.	“Limited Offering” means an offering of securities pursuant to an exemption from the registration requirements of the Securities Act.

19.	“Model Change” means changes in existing models (Buy Lists) initiated by a portfolio manager or analyst wherein one or more securities are added or removed from current models (Buy Lists).

20.
“Open-end fund” Used in the context of general equities, is a mutual fund that continually creates new shares on demand. Mutual fund shareholders buy the funds at net asset value and may redeem them at any time at the prevailing market prices.

21.
“Reportable Security” means all securities in which an Associate has a Beneficial Interest or discretion, with the following five exceptions listed below. Note: A Reportable Security means a security as defined in Section 202(a)(18) of the Act (15 U.S.C. 80b-2 (a) (18), which includes all instruments that are considered a “security” under the Investment Advisers Act of 1940.

Reportable Securities specifically do not include the following five types of securities:

(i)	Transactions and holdings in direct obligations of the Government of the United States;

(ii)	Money Market instruments - bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

(iii)	Shares of money market funds;

(iv)	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; and,

(v)	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

For purposes of clarification, the following securities are examples of Reportable Securities:

• stocks
• bonds, including government agency bonds
• municipal bonds
• closed end funds
• exchange traded funds (“ETFs”)
• Affiliated Funds
• American Depositary Receipts (“ADRs”)
• options
• futures
• foreign unit trusts
• foreign mutual funds
• investment clubs
• dividend reinvestments that are directed by an Associate
• stock purchase plan acquisitions directed by an Associate
• warrants
• limited partnerships – including hedge funds
• private placements
22.
“Restricted List” is a list of securities maintained by the CCO for which Renaissance or an Associate of Renaissance may be in possession of material-non-public information. Securities will remain on the Restricted List until the material-non-public information becomes public information at which time the security will be removed from the list.

23.	"Public Company" means any entity subject to the reporting requirements of Section 12 or 15(d) of the Securities Exchange Act of 1934.

24.	“Short Term Trading” is the purchase and sale of a security within 30 days. Sales and subsequent purchases are not considered short term trading unless the security that is purchased is sold again.

25.
“Unsupervised Securities” means any securities requested to be held by a client in his/her custodial account, which are not actively managed or charged a management fee by Renaissance, including securities that are sold by Renaissance when an account transitions to the Firm. In some wrap platforms, these securities are referred to as securities held below the line.

B.	Responsibility

It is the responsibility of Renaissance’s management to ensure that Renaissance conducts its business with the highest level of ethical standards in keeping with its fiduciary duties to its clients. Accordingly, this Code of Ethics provides details of the regulatory and ethical standards to which all Renaissance Associates must adhere.

C.    Duty to Clients

Renaissance has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. Renaissance must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients. Renaissance Associates must disclose any conflicts of interest between their personal accounts/Renaissance/affiliate interests and the client’s accounts/interests to the CCO.

D.     Prohibited Acts

Associates must comply with applicable federal securities laws. Associates are prohibited, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client accounts from:

1. Employing any device, scheme or artifice to defraud;
2. Making any untrue statement of a material fact;
3. Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading; and,
4. Engaging in any fraudulent or deceitful act, practice or course of business; or engaging in any manipulative practices.

E.     Use of Disclaimers

Renaissance shall not attempt to limit liability for willful conduct or gross negligence through the use of disclaimers.

F.     Suitability

Renaissance shall only recommend those investments that are suitable for a client, based upon the client's particular situation and circumstances. This is typically done based on the client’s written Investment Policy and Guidelines. If a client does not have such a document, then Renaissance will request that the client complete an Investment Objective Questionnaire.

G.     Duty to Supervise

Renaissance is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

1.	Establishing procedures that could be reasonably expected to prevent and detect violations of Renaissance’s Code of Ethics by its Associates;

2.	Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

3.	Ensuring that all advisory personnel fully understand Renaissance’s policies and procedures; and,

4.	Establishing a review system designed to provide reasonable assurance that Renaissance’s policies and procedures are effective and are being followed.

H.     Conflicts of Interest

Renaissance has a duty to disclose potential and actual conflicts of interest to its clients. All Associates have a duty to report potential and actual conflicts of interest to Renaissance. It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflicts of interest situations is the possibility that an Associate’s actions or decisions will be affected because of actual or potential differences between or among the interests of Renaissance, its affiliates or Clients, and/or the Associate’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to Renaissance, its affiliates or Clients, or any gain to Renaissance or the Associate, regardless of the motivations of the Associate involved.

Associates must avoid other employment or business activities, including personal investments, which interfere with their duties at Renaissance. Investments by Associates that interfere with their duties at Renaissance divide loyalty, or may create an actual or apparent conflict of interest. Each Associate must promptly report any situation or transaction involving an actual or potential conflict of interest to the CCO. In each instance, the CCO and a Managing Partner or Senior Partner shall be responsible for determining if a conflict of interest exists and if a conflict exists, how it should be remedied.

Examples of potential conflicts are family members who work for Renaissance vendors or who sit on the board of a publicly traded company in which Renaissance may invest.

I.       Outside Employment

No Associate shall be employed by, or accept any remuneration from, or perform any services for, any person or entity, including serving as a trustee or general partner of a partnership other than Renaissance or any Affiliate of Renaissance, except as specifically authorized by a Managing Partner or Senior Partner of Renaissance. The Associate shall submit an Outside Employment Approval Form to the CCO for review prior to obtaining outside employment. If the Associate changes his/her place of outside employment, a new form must be submitted to the CCO for approval. In no event should any Associate have any outside employment that might cause embarrassment to or jeopardize the interests of Renaissance, interfere with its operations, or adversely affect his/her productivity or that of other Associates.

J.      Diversion of Firm Business or Investment Opportunity

No Associate shall acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his/her attention as a result of his/her association with Renaissance in which he/she should reasonably know Renaissance or Clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the CCO and receiving specific written authorization from the CCO.

K.      Serving on the Board of Directors of a Public/Private Company orCharitable Organization

Associates may serve on the Board of Directors of a publicly traded company, private company or charitable organization. Any board directorships must be pre-approved by the CCO via e-mail. The CCO will document this potential conflict of interest and track all directorships. When serving as Board members, Associates must abstain from serving in an investment related position on the board (i.e. investment committee member). It is the Board member/Associate’s responsibility to notify the CCO of any new Board service or the termination of such service.

L.      Rumors

An Associate is prohibited from intentionally or unintentionally starting or participating in rumors regarding any Reportable Security.

II.         PERSONAL SECURITIES TRANSACTIONS
Advisers Act Rule 204-2

A.      Purpose
The following procedures are designed to ensure that conflicts with client interests are avoided and that Renaissance Associates conduct their personal trading activities in a manner consistent with Renaissance’s fiduciary obligations and regulatory requirements.

B.     Responsibility
The CCO shall ensure that current and accurate records of all covered personal securities transactions of all Renaissance Associates are maintained.

C.      Reporting
1.
Annual/Initial Holding Reports: Each Associate must submit to the CCO a report of all Accounts which hold or could potentially hold Reportable Securities and a list of Reportable Securities contained in those Accounts initially within 10 calendar days of his/her employment and thereafter on an annual basis, no later than February 14th of each calendar year. The information in the report must be current as of a date within 45 calendar days prior the date of employment (in the case of an initial report) or the date the report is submitted (in the case of an annual report). The Annual Holdings Report form is distributed and maintained by the CCO.

2.
Quarterly Transaction Report: Each Associate must submit a report of his/her personal securities transactions in Reportable Securities during the calendar quarter to the CCO no later than 30 calendar days after the end of each calendar quarter. The Quarterly Transaction Report will be maintained and distributed quarterly by the CCO. Duplicate quarterly and annual brokerage account statements can be submitted in lieu of listing the holdings/transaction information on the Quarterly Transaction Reports and Holdings Reports, provided all of the required holdings/transaction information is contained in the statements.

Additionally, each Associate must update their list of Accounts quarterly when submitting his/her Quarterly Transaction Report.

3.	Supplemental Data: The CCO may require Associates to provide supplemental transactional data at year-end, in order to reconcile one Annual/Initial Holdings Report to the subsequent one.

4.
Duplicate Brokerage Confirmation and Statements: A duplicate confirmation of trades for Reportable Securities should be sent (by the brokerage firm, if possible) to the CCO at: Renaissance Investment Management, Attn: CCO at Renaissance’s mailing address. The CCO should be listed as an interested party in order to receive copies of trade confirmations for all Accounts in which an Associate has a Beneficial Interest that contain or potentially contain Reportable Securities.

Transactions affected in any account over which Associates do not have direct or indirect influence or control, are not required to be reported.

D.     Beneficial Interest

1.
The term “Beneficial Interest” is defined in Section I.A.7. For purposes of clarification, an Associate is presumed to have a Beneficial Interest in and therefore an obligation to pre-clear and report, the following:

a. Reportable Securities owned directly by an Associate in his/her name;
b. Reportable Securities owned by an Associate indirectly through an Account or investment vehicle for his/her benefit, such as an IRA, brokerage account, 529 plan, family trust or partnership;
c. Reportable Securities owned in which the Associate has a joint ownership interest, such as securities owned in a joint brokerage account;

d. Reportable Securities in which a member of the Associate’s immediate family (defined as “his/her spouse, domestic partner, fiancée, minor children, domestic partners and other dependent relatives or persons”) living in the same household has a direct, indirect, or joint ownership interest with the Associate; and,

e. Reportable Securities owned by trusts, private foundations, or other charitable accounts for which the Associate has investment discretion (other than accounts that are managed by Renaissance).

2.
a.  An exception to the reporting and pre-clearance rules outlined in Section II.E applies to the following Accounts for which the Associate has no direct or indirect (other than Section II.E.1.c) influence or control:

1.
Accounts managed by a third party investment adviser. If an Account is managed by a non-affiliated third party investment adviser, then the Associate must obtain and submit an Affidavit for Non-Renaissance Managed Accounts to the CCO.

2.
An Associate’s Account managed by Renaissance, for which he/she is not the Portfolio Manager, provided a copy of the executed investment advisory contract is provided to the CCO. His/her Account also must be managed consistent with the other clients in the strategy and his/her trades must be executed at the end of the trading rotation in order to qualify for the pre-clearance exceptions and quarterly reporting exceptions outlined in this section. If the Associate exercises investment discretion for his/her own Account managed by Renaissance, the reporting and pre-clearance requirements of this Section II will apply.

3.
An Associate’s Account managed by Renaissance for which he/she is the Portfolio Manager, provided his/her Account is managed consistent with the other clients in the strategy and his/her trades are executed at the end of the trading rotation. However, Annual/Initial Holdings Reports are still required under Section II.C.1. If the Associate exercises investment discretion for his/her own Account managed by Renaissance, the reporting and pre-clearance requirements of this Section II will apply.

b.
  An exception to the reporting and pre-clearance rules outlined in Section II.E (other than Section II.E.1.c) also applies to transactions effected pursuant to an automatic investment plan, which includes dividend reinvestment plans. However, the initial set up of an automatic investment plan is subject to Section II.E.

E.         Pre-Clearance of Trades and Prohibited Transactions

1.	Pre-Clearance of Trades and Review

a.	Pre-Clearance Form: All Reportable Securities must be pre-cleared other than the following exceptions:

• Acquisition of stock dividends,
• Subsequent dividend reinvestments,
• Subsequent automatic investments,
• stock splits,
• reverse stock splits,
• mergers,
• consolidations,
• spin-offs,
• tender offers,
• futures and options on currencies or on a broad based securities index,

• purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

Associates must submit a Pre-Clearance Form to the CCO for all transactions in Reportable Securities not excluded above on the day they want to execute a transaction. If the intended transaction is not a Prohibited Transaction (as defined in Section II.E.2.a below), the CCO will approve the intended transaction and communicate the approval to the Associate. The pre-clearance is only valid for the date approved and is not in effect until approval is received from the CCO. The CCO will submit his/her Pre-Clearance Form to a Managing Partner or a Senior Partner of Renaissance.

The CCO may pre-clear an investment transaction via e-mail if the Associate is traveling; the pre-clearance system is down; the system cannot currently accept the pre-clearance, such as direct investments, commodities, etc.; or for any other reason the CCO deems necessary. The e-mailed pre-clearance will be kept electronically and the information transferred to the pre-clearance system.

b.
Automatic Investment Plans: Automatic Investment Plans, sometimes referred to as Dividend Reinvestment Plans (“DRIPS”), must be pre-cleared when they are initially established and again for any changes to the recurring pre-cleared amount. Any subsequent purchases or sales in a Reportable Security in accordance with an Automatic Investment Plan are not subject to pre-clearance or prohibited transaction rules promulgated herein. Pre-clearances for automatic investment plans need to be pre-cleared at least three business days prior to the initial investment.

c.
Buy List Security Annual Purchase Exceptions: Associates are allowed to sell up to five (5) Buy List securities in a calendar year. The sale transaction can only be executed if there are no model change transactions being executed in the security being sold and it has been T+3 days after the model change has been completed.

d.
Limited Offerings: Acquisitions of securities in private offerings, limited offerings, limited partnerships or hedge funds need to be pre-cleared as provided in Section II.E.1.a, notwithstanding Section II.D.2. An Associate is only required to pre-clear any transaction that they have discretion over (e.g., the initial investment to a limited partnership would have to be pre-cleared but non-discretionary draws by the partnership do not have to be pre-cleared). Since Renaissance does not invest in hedge funds, limited partnerships or other private offerings and the Associate does not control when the initial investment will occur in the investment process, the Associate needs to pre-clear the investment on the date of or prior to the date the investment process is initiated (paperwork is signed).

2.         Prohibited Transactions

a.
Securities on a Renaissance Buy List: In order to avoid any actual or apparent conflicts of interest with Renaissance trading on behalf of its clients, Renaissance does not permit any personal trading in securities:

• that are currently on any Renaissance Buy List, except in limited cases such as Hardship Exemptions (as described in Section II.E.3 below);
• except in Automatic Investment Plans (as described in Section II.E.1.b above);
• except in Buy List securities owned prior to employment with Renaissance as described in Section II.E.2.a below; or,
• except if a Buy List security was purchased 30 days or more prior to being added to a Renaissance Buy List (as described in Section II.E.1.c).
If Renaissance believes a security will be added to the Buy List imminently (within the next 5 business days), trading in that security is prohibited. Additionally, Renaissance does not permit any personal trading in securities that were recently on a Renaissance Buy List until 3 trading days after the completion of the last sale of that security from client accounts. The transactions the day before and the day of the trade, up to the time of the pre-clearance approval, will also be reviewed before pre-clearance is granted. In the CCO’s absence, another member of Senior Management will conduct the review.

A current Associate who can prove they owned the Buy List security before they worked for Renaissance may sell the shares previously owned if they provide evidence of ownership prior to employment. The sale transaction can only be executed if there are no model change transactions being executed in the security being sold and it has been T+3 days after the model change has been completed.

b.
Securities Not on a Renaissance Buy List: In furtherance of the objective of avoiding any actual or perceived conflicts of interest, Renaissance does not permit any personal trading in securities in which Renaissance traded for a client on the prior day and current day up to the time of pre-clearance, unless the trade was in the common stock of a company with a current market capitalization exceeding $1 billion and the sum of the Renaissance client trades in the security were less than 1,000 shares. The CCO will use his/her best efforts to determine if Renaissance will trade in the security in question during the remainder of the current day before a pre-clearance is granted.

c.
Short-Term Trading: Short-term trading in Buy List securities and Affiliated Funds is prohibited. Associates are allowed to short-term trade non-Buy List securities and non-Affiliated Funds an unlimited number of times for a loss and are limited to 24 trades for a profit in a calendar year.

d.
Special Issues/Limited Offerings: Associates are prohibited from acquiring securities through Initial Public Offerings (“IPO’s”) for equity securities. Renaissance Associates may begin trading a new issue as soon as the secondary market trading in that security has begun. This prohibition does not apply to initial offerings of open ended mutual funds (other than Affiliated Funds), private offerings, limited offerings or limited partnerships.

e.	Limit Orders: Limit orders are allowed but are restricted to “same day” limit orders.

3.      Hardship Exemption

An Associate may submit to the CCO a request for an exemption from the prohibited transactions, outlined in Sections II.E.2.a. through b., above, with respect to the sale of a security due to a hardship situation (e.g., unforeseen medical or other significant expenses or the purchase of a home). All requests must be in writing and state the reasons for the hardship sale of the security. Any such request will require the approval of a Managing Partner or Senior Partner and the CCO. Any such waiver request may be approved or denied at Renaissance’s sole discretion, and any such decision will be final. If Renaissance approves a hardship exemption request, Renaissance may require certain conditions to be met by the Associate in conducting the personal trade(s) to ensure that there is no actual or apparent conflict of interest created by the exemption.

4.	Gifts of Reportable Securities

The giving, or receiving of a gift, of a Reportable Security in the form of a gift to or from an Account in which an Associate has a Beneficial Interest is not subject to the pre-clearance rules promulgated under this Section II.E.

5.	Testing for Compliance and Resolution of Violations

The CCO, or a designee, shall be responsible for ensuring periodic reviews of personal securities transactions are conducted to ensure compliance with both the letter and the spirit of this Code of Ethics. The CCO will be responsible for determining appropriate remedial action if violations are discovered. Such remedial actions can include, but are not limited to: a memorandum to the Associate; administrative warnings; demotion; monetary penalties; suspension; revocation of trading privileges; trade cancellation, sell positions at a loss, dismissal from Renaissance, etc. Additionally, in the case of an Associate engaging in a prohibited transaction, the CCO may require the Associate to reverse the transaction and disgorge any realized profits to charity. These are guidelines only, so Renaissance can apply any appropriate sanction depending on the circumstances of the violation.

III.         INSIDER TRADING

Advisers Act Section 204A

A.     Supervisory Responsibility

The CCO shall be responsible for implementing, monitoring and enforcing Renaissance’s policies and procedures against insider trading embodied in this section of the Code. In addition, all Associates are subject to Affiliated Managers Group, Inc.’s Special Trading Procedures, which is provided to Associates under separate cover.

B.     Section 204A of the Adviser Act

Section 204A requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities and Exchange Act of 1934. This conduct is frequently referred to as "insider trading."

C.    Definitions

1.
Insider: The term “insider” is broadly defined. It includes officers and associates of the firm who (by virtue of his/her employment or other close association) has insider information on a publicly traded firm. Insider information is defined as material information about a company's activities that has not been disclosed to the public. In addition, a person can be a “temporary insider” if that person enters into a special confidential relationship in the conduct of firm’s affairs and, as a result, is given access to information solely for the firm’s purposes. A temporary insider can include, among others, the firm’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the firm may become a temporary insider of a client it advises or for which it performs other services. If a client expects the firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then the firm will be considered an insider.

2.
Insider Trading: The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (whether or not one is an “insider”) or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

a. Trading by an insider, while in possession of material non-public information;

b. Trading by a non-insider (also called a “temporary insider”), while in possession of material non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and,

c. Communicating material non-public information to others.
3.
Material Information: The term “material information” is generally defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a firm’s securities, regardless of whether the information is related directly to their business. Material information includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

4.
Non-Public Information: Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

D. Renaissance’s Policy on Insider Trading

All Associates are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of Section 204A. After an Associate has received information, he/she should refrain from trading while in possession of that information unless he/she first determines that the information is public, non-material, or both. The Associate also must refrain from disclosing the information to others, such as immediate family, relatives, and/or business or social acquaintances that do not need to know such information for legitimate business reasons. The Associate will immediately report any “material non-public information” to the CCO. If the Associate has any questions as to whether the information is material and nonpublic, he/she must resolve the question with the CCO before trading, recommending trading, or divulging the information to anyone other than the CCO.

In accordance with this policy to prevent trading of public securities based on material, non-public information, the CCO will maintain a “restricted list” that identifies any securities that cannot be purchased for an Associate, client or firm owned accounts because material, non-public information may have been received by an employee of Renaissance. The issuer names on this restricted list are coded as “prohibited” in Renaissance’s pre-clearance system and the Performance & Portfolio Analyst will ensure Renaissance does not act on this information for Renaissance’s clients until it becomes public knowledge. After the information becomes public knowledge, the security will be removed from the “restricted list” and Associates and Renaissance will be able to trade freely in the security.

E.      Affiliated Managers Group Insider Trading Policy

As an affiliate of Affiliated Managers Group (“AMG”), all Associates are subject to the AMG Insider Trading Policy. The AMG Insider Trading Policy is posted on the Renaissance Intranet and incorporated into this Code by reference, and periodically the AMG Insider Trading Policy is circulated for Associate acknowledgement. The AMG Insider Trading Policy describes the specific trading procedures for securities of AMG. All transactions require pre-clearance by the CCO together with AMG’s Clearance Officer, or his/her designee.

F.      Prevention of Insider Trading

To prevent insider trading from occurring, the CCO shall:

1. Design an appropriate educational program and provide educational materials to familiarize Associates with Renaissance’s policy;
2. Answer questions and inquiries regarding Renaissance’s policy;
3. Review Renaissance’s policy on a regular basis and update it as necessary to reflect regulatory and industry changes;
4. Resolve issues as to whether information received by an Associate constitutes material and non-public information; and,
5. Upon determination that an Associate has possession of material non-public information:
a. Implement measures to prevent dissemination of such information; and,
b. Restrict Associates from trading in any affected securities.

G.     Detection of Insider Trading

In order to detect insider trading and inappropriate personal securities transactions, the CCO shall, from time to time:

1.	Review the trading activity reports filed by Associates;
2.	Review the trading activity of accounts managed by Renaissance; and/or,
3.	Coordinate the review of such reports when necessary, with other appropriate Associates of Renaissance.

H.         Sanctions

Any violation of the Insider Trading Policy can be expected to result in serious sanctions by Renaissance. Upon learning of a potential insider trading violation, the CCO shall prepare a report for the Managing Partners and Senior Partners of Renaissance that provides details and recommendations for further action, which may include but is not limited to reprimands, demotions, monetary penalties, disgorgement of profits, suspensions and/or dismissal, etc.

I.         Acknowledgement

Renaissance requires that all Associates acknowledge in writing that they have reviewed and agree to comply with Renaissance’s policy and procedures on Insider Trading.

IV.         GIFTS, ENTERTAINMENT AND OTHER SENSITIVE PAYMENTS

A.    Gifts

It is common practice in business to give and receive Gifts in the conduct of business. However, such giving and receiving of Gifts creates the potential for real and perceived conflicts of interest. It is generally Renaissance’s policy to discourage Associates from giving Gifts in dealings with clients, prospects, vendors and other third parties. Likewise, Renaissance discourages the receipt of gifts. The following policies and procedures are designed to put limits on these Gifts and properly monitor them to ensure that no actual or potential conflicts of interest arise.

1.	Logging and Approval of Gifts

a.
Gifts of over $10 must be reported to the CCO and recorded on the gift log, whether given or received. Gifts greater than $100 are prohibited unless approved by the CCO, whether given or received by Renaissance or an Associate of Renaissance. There is a cumulative $100 calendar year limit for the receipt or giving of gifts to or from a brokerage firm, client, vendor or any third party (e.g.: Morgan Stanley, Broadridge, Cincinnati Bell).

b.
The definition of Gifts includes paying for lodging, travel expenses or any other business expense for another person, excluding meals. Accordingly, such practices are subject to these policies and procedures.

c.
Gifts of cash, including a cash equivalent such as a gift certificate, bond, security or other items that may be readily converted to cash are prohibited with the following exception. A gift card of $10 or less may be accepted by an Associate. Under no circumstance is it acceptable for an Associate to sell a Gift for his/her profit or for the profit of Renaissance.

d.
Acceptance of a Gift that is directed to Renaissance should be reported to the CCO by the recipient. Such a Gift, if approved, will be accepted on behalf of, and treated as the property of Renaissance.

e.
Gifts are permitted only when made in accordance with applicable laws and regulations and in accordance with generally accepted business practices in the various countries and jurisdictions where Renaissance does business.

f.
If an Associate receives a Gift that is prohibited under the Code, it must be declined or returned in order to protect the reputation and integrity of Renaissance. If the Gift has already been received and cannot be returned, it will be donated to a charity of a Managing Partner’s or Senior Partner’s choice. If it is a gift received by a Managing Partner or Senior Partner, it will be donated to a charity of the CCO’s choice. Any question as to the appropriateness of any gift should be directed to the CCO.

B.        Entertainment

Renaissance recognizes that occasional participation in business entertainment with representatives from organizations with whom Renaissance transacts business, such as clients, potential clients, or any person or entity that does or seeks to do business with or on behalf of Renaissance, can be useful in relationship building and is a common practice in business. Examples of such business entertainment include: lunches; dinners; cocktail parties; golf outings; or attending professional sporting events. However, such entertainment practices do give rise to potential for real and perceived conflicts of interest. It is generally Renaissance’s policy to discourage an Associate from relying heavily on entertainment in relationship building with clients, prospects, vendors and other third parties. Likewise, Renaissance discourages the receipt of entertainment. The following policies and procedures are designed to put limits on these activities and properly monitor them to ensure that no actual or potential conflicts of interest arise.

1.
Occasional participation by an Associate in business entertainment for legitimate business purposes is permitted provided a representative from both organizations (the host and the recipient) attends the event.

2.
If the estimated value of the entertainment (excluding meals) exceeds $100, the Associate must consult with the CCO to determine if it gives rise to actual or potential conflicts of interest. This applies to cases in which the Renaissance Associate is the host as well as the recipient of the entertainment. The CCO may bring the matter to the attention of a Managing Partner or Senior Partner. Associates are not strictly prohibited from accepting entertainment with a value over $100 (e.g., a college or pro basketball, baseball, football game). However, it is imperative that Renaissance gain comfort that such entertainment opportunities are isolated in nature and do not jeopardize an Associate’s objectivity.

3.
Renaissance requires its Associates to pay for their own business lodging and other travel expenses. Legitimate business expenses will be reimbursed to the Associate by Renaissance in accordance with the Firm’s Travel Policy.

C.        Sensitive Payments

Associates are strictly prohibited from:

1.	Using Renaissance’s name or funds to support political candidates or issues, or elected or appointed government officials;
2.	Paying or receiving bribes or kickbacks in violation of any law applicable to the transaction; and,
3.
Making payments to government officials or government employees that are unlawful or otherwise not in accordance with regulatory rules and generally accepted business practices of the governing jurisdiction.

Associates may make charitable contributions or political contributions of any kind in his/her own name, but may not use or in any way associate Renaissance’s name with such contributions (except as may be required under applicable law). All political contributions by an Associate or an Associate’s family members must be approved by the CCO in writing prior to any contribution being made according to the current Renaissance Pay to Play Policy.

The above notwithstanding, Renaissance makes charitable contributions in the normal course of business in the furtherance of relationships within the business community. Such contributions require the approval of a Managing Partner or Senior Partner and reporting to the CCO.

V.	FELONIES, MISDEMEANORS AND SANCTIONS BY REGULATORY ORGANIZATIONS

As an investment advisor registered with the SEC, Renaissance is required to complete Form ADV Part 1. This form is submitted to the SEC on an annual basis or as material changes occur.

As part of Form ADV Part 1, Renaissance must disclose any past felonies, misdemeanors within the financial industry or causes for sanctions by regulatory organizations committed by any of Renaissance’s Associates. The specific questions from Form ADV Part 1 are reproduced and incorporated here as Appendix I. Each Associate is responsible for reading Appendix I. If an Associate can answer “yes” to any of the questions contained in Appendix I either now or throughout the year, he/she has an obligation to report so immediately to the CCO.

VI.	CODE OF ETHICS HOTLINE / WHISTLEBLOWER PROCEDURES

Section 21F (h)(1) of the Exchange Act

A.
Conflicts of Interest, unlawful activity (e.g. violation of state or federal law), theft, bribery, fraud, suspicious activity, incorrect financial reporting, tax evasion, or any situation or occurrence that any Associate observes or suspects may violate the Code of Ethics, any other Renaissance Policy, applicable Federal or state securities law or statute should be immediately reported to the CCO. If the Associate feels uncomfortable reporting the activity or asking their question in the work environment, please contact the CCO at home at the number listed on the Renaissance intranet site. If the Associate suspects the CCO of wrongdoing, they should notify a Managing Partner or Senior Partner of Renaissance. All communications will be treated with the utmost sensitivity and every effort will be made to protect the complainant’s identity with the appropriate regard for confidentiality. This policy is designed to encourage Associates to include their name with the allegation(s) because appropriate follow-up questions and investigation may not be possible unless the source of the information is identified.

B.
Concerns expressed anonymously will be explored appropriately and consideration will be given to the seriousness of the issue raised, the credibility of the concern and the likelihood of confirming the allegation from attributable sources. However, if reported anonymously, the CCO will be unable to apprise the Associate of the actions taken. If an Associate decides to report allegations in an anonymous fashion, they should write as much detail regarding the action, or violation of policy/law as possible; reporting the dates, systems, clients and periods involved. This information should be mailed in hardcopy to Renaissance’s current address to the attention of the CCO, or to the attention of a Managing Partner or Senior Partner in the case of alleged wrongdoing by the CCO. Ensure the envelope does not contain any identifiable name and/or address and should be mailed from a post office instead of from a home address.

Allegations made in bad faith (i.e. knowingly making false accusations) may result in disciplinary action for the Associate. Any direct or indirect discrimination in the terms or conditions of an Associates employment, discharge, demotion, suspension, threatening, harassment or retaliation by any party against the “Whistleblower” who has reported the incident in good faith to Renaissance, SEC, DOL or other regulatory agency will constitute a further violation of this code.

C.     Investigative/Reporting Procedures

Renaissance hereby adopts the following procedures that are intended (1) to effect compliance with applicable laws, rules and regulations to which Renaissance is subject, and (2) to protect its supervised persons from retaliation under circumstances where they report possible violations of Federal securities laws internally or externally.

1.      Requirement to Report Violations
All supervised persons shall promptly report to Renaissance’s CCO, or to his/her designee, evidence of:

(i)	a violation of any Federal or state securities laws;

(ii)	a breach of fiduciary duty arising under any Federal or state laws; or,

(iii)
a similar violation of any Federal or state law by Renaissance or any of Renaissance’s supervised persons. The CCO shall review all such reports (“Reports”) and provide such Reports to the Managing Partners and Senior Partners of Renaissance.

2.     Consultation with Counsel
Upon receipt of any such Reports, the CCO and Chief Operating Officer (“COO”) shall consult with legal counsel to determine whether an investigation and/or self-reporting to any regulatory body is recommended and/or necessary.

3.      Investigation
If, after consultation with counsel, it is determined that an internal investigation is necessary, the CCO shall:

a.
Advise the Managing Partners and Senior Partners of the existence of the Report, including all relevant facts and circumstances relating to such Report, and the determination reached after consultation with counsel;

b.	Establish a reasonable timeframe for, and initiate an investigation, which may be conducted by Renaissance’s CCO with assistance from legal counsel, if necessary;

c.	Apprise the Managing Partners and Senior Partners of the results of the investigation and, recommend appropriate remedial measures to be taken upon a finding of:

(i)	a violation of any Federal or state securities laws;

(ii)	a breach of fiduciary duty arising under any Federal or state laws; or,

(iii)	a similar violation of any Federal or state law by Renaissance or any of Renaissance’s supervised persons.

4.     Self-Reporting to Regulatory Authorities
If, upon the conclusion of an internal investigation that results in a finding of:

(i)	a material violation of any Federal or state securities laws;

(ii)	a breach of fiduciary duty arising under any Federal or state laws; or

(iii) a similar violation of any Federal or state law by Renaissance or any of Renaissance’s supervised persons,

the Managing Partners, Senior Partners and the CCO shall together consult with counsel in an effort to determine whether self-reporting of such violation is necessary and/or recommended.

VII.         CONFIDENTIALITY

All reports and documents are strictly confidential and will not be discussed with any unauthorized Associate of Renaissance. The reports/documents will be made available, however, to the Securities and Exchange Commission, DOL, Affiliated Managers Group, auditors or other regulatory bodies with authority to review such reports/documents. Other than those limited purposes, the reports/documents will be kept in a secure location/data storage location once they have been reviewed.

VIII.         RECORDKEEPING

Renaissance will maintain in its records the following:

1.	A copy of the Code that is or was in effect;
2.	Records of any violations of the Code;
3.	Actions taken as a result of any violations;
4.	Copies of the Associate’s acknowledgment of receipt of the Code;
5.	All reports and forms required to be filed by Associates under the Code;
6.	A record of all Associates who are or were required to file reports under this Code, or who are or were responsible for reviewing these reports; and,
7.	Pre-clearance requests, approval records, and any reasons supporting the decisions to approve purchase of a limited offering.
The retention period is five years from the end of the fiscal year in which the transaction occurs, in an easily accessible place, the first two years onsite.

IX.         EDUCATION

Renaissance will provide Associates with periodic training regarding the Firm’s Code of Ethics and related issues to educate Associates regarding their obligations, any amendments and regulatory changes. Associates are encouraged to ask the CCO questions regarding the Code.

X.         ACKNOWLEDGMENT

Renaissance requires that all Associates acknowledge in writing that they understand and agree to comply with Renaissance’s Code of Ethics. In addition, receipt of any amendments to the Code will require an acknowledgement by Associates in writing.

XI.         QUESTIONS – CONCERNS

If an Associate has any questions or concerns regarding any definitions or duties imposed on them by this Code, he/she should immediately consult with the CCO.

APPENDIX I

Please review the questions below and notify the CCO immediately if any of the following questions apply to you now or throughout the year.

ADV PART 1, ITEM 11, DISCLOSURE INFORMATION

You may limit your disclosure of any event listed in Item 11 to ten years following the date of the event. If you are registered or registering with a state, you must respond to the questions as posed; you may, therefore, limit your disclosure to ten years following the date of an event only in responding to Items 11.A(1), 11.A(2), 11.B(1), 11.B(2), 11.D(4), and 11.H(1)(a). For purposes of calculating this ten-year period, the date of an event is the date the final order, judgment, or decree was entered, or the date any rights of appeal from preliminary orders, judgments, or decrees lapsed.

A.         In the past ten years, have you:

(1)	been convicted of or plead guilty or nolo contendere ("no contest") in a domestic, foreign, or military court to any felony?

(2)         been charged with any felony?

Note: You may limit your response to Item 11.A (2) to charges that are currently pending for SEC purposes.

B.         In the past ten years, have you:

(1)
been convicted of or plead guilty or nolo contendere ("no contest") in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

(2)	been charged with a misdemeanor listed in 11.B (1)?

Note: You may limit your response to Item 11.B (2) to charges that are currently pending for SEC purposes.

C.         Has the SEC or the Commodity Futures Trading Commission (CFTC) ever:

(1)         found you to have made a false statement or omission?

(2)         found you to have been involved in a violation of SEC or CFTC regulations or statutes?

(3)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

(4)         entered an order against you in connection with investment-related activity?

(5)	imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

D.	Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

(1)	ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?

(2)	ever found you to have been involved in a violation of investment-related regulations or statutes?

(3)	ever found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

(4)	in the past ten years, entered an order against you in connection with an investment-related activity?

(5)	ever denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

E.         Has any self-regulatory organization or commodities exchange ever:

(1)	found you or any advisory affiliate to have made a false statement or omission?

(2)	found you or any advisory affiliate to have been involved in a violation of its rules (other than a violation designated as a "minor rule violation" under a plan approved by the SEC)?

(3)	found you or any advisory affiliate to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

(4)
disciplined you or any advisory affiliate by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisory affiliate from association with other members, or otherwise restricting your or the advisory affiliate's activities?

F.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you or any advisory affiliate ever been revoked or suspended?

G.	Are you or any advisory affiliate now the subject of any regulatory proceeding that could result in a "yes" answer to any part of Item 11.C., 11.D., or 11.E.?

H.         (1)      Has any domestic or foreign court:

(a)	in the past ten years, enjoined you or any advisory affiliate in connection with any investment-related activity?

(b)	ever found that you or any advisory affiliate were involved in a violation of investment-related statutes or regulations?

(c)	ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you or any advisory affiliate by a state or foreign financial regulatory authority?

(2)	Are you or any advisory affiliate now the subject of any civil proceeding that could result in a "yes" answer to any part of Item 11.H(1)?

Certification

I certify the following:

•	I have received, read, understand and agree to abide by Renaissance’s Code of Ethics and have complied with the Code since the date of my last certification.
•	I recognize that the Policies and Procedures described in the Code apply to me and the persons living in my household and agree to comply in all respects.
•	I have, to date, reported all transactions and brokerage accounts required to be reported under the Code.
•	I will not hold Renaissance liable for delays in transaction execution or false pre-clearance errors caused by errors in the pre-clearance system and understand those could occur.
•
 I am not aware of any personal or Firm conflicts of interest, potential conflicts of interest or potential violations of any state law, federal law or Renaissance policy that I have not reported to the CCO.

•	I have read and understand Renaissance’s Insider Trading section of the Code and have complied with all of its provisions.
•
 I have reported all instances of receiving insider information to the CCO promptly and have not acted upon this information by trading in the security, engaging someone else to trade on my behalf or enabled anyone else to act upon this information by providing this information to any other people other than the CCO.

•
 I have not offered or accepted any inappropriate or non-permissible gifts or entertainment to/from others as required under the Code. I understand that Renaissance will take appropriate disciplinary actions against me for violating such Policies as well as in the event of any other legal violations.

•
 I understand that any violation of the Code of Ethics may lead to serious sanctions, including cancellation of trades, disgorgement of profits, selling positions at a loss, reprimands, fines, dismissal from Renaissance, etc.

•	I have reported any new or lapsed designation or certification to the CCO (i.e. CPA, CFA, etc.).
•	If the Code’s requirements or the certification provisions are not clear, I have asked the CCO for clarification.
•
 I am not subject to any of the disciplinary events listed in Appendix I, which is referenced in Section V of the Code. If I am or become subject to the disciplinary events listed in Appendix I, I will inform the CCO immediately.

•	I have disclosed any conflicts of interest between my personal accounts, Renaissance, affiliate interests and client accounts to the CCO.

________________________________________
Print Name

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Signature                                                                                                      Date